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                                                                    EXHIBIT i(1)






November 22, 2000



Warburg, Pincus Trust
466 Lexington Avenue
New York, New York 10017-3147

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, in connection with the Trust's establishment of a new series, the Global Telecommunications Portfolio (the "Portfolio").

We have examined copies of the Trust's Declaration of Trust, as amended (the "Declaration"), the Trust's By-Laws, the Trust's Registration Statement, as amended, on Form N-1A, Securities Act File No. 33-58125 and Investment Company Act File No. 811-07261 (the "Registration Statement"), and all resolutions adopted by the Trust's Board of Trustees at a meeting held on November 16, 2000. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Portfolio, par value $.001 per share (the "Shares"), when duly sold, issued and paid for in accordance with the terms of the Declaration, the Trust's By-Laws and the Registration Statement, will be validly issued and will be fully paid and non-assessable shares of beneficial interest of the Trust, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations. Our opinion is based on the following assumptions: (i) at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; and (ii) resolutions of the Board of Trustees authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf
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of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are admitted to practice only in the State of New York and are not admitted to practice under, nor are we experts with respect to, the laws of the Commonwealth of Massachusetts. Accordingly, in rendering the opinions set forth above when we have relied with your consent on the opinion of Sullivan & Worcester LLP, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law, which opinion is attached hereto.

Very truly yours,

/s/ Willkie Farr & Gallagher



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